Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES MEXICO FACILITIES RESUME OPERATIONS
Spokane Valley, WA— April 27, 2020 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced the Company has successfully resumed operations in its Juarez, Mexico facilities after announcing the temporary closure of these production facilities as a result of new restrictions by the Mexican government last week.
Operations resumed today after successfully petitioning the Mexican government to recognize the essential nature of products the Company manufactures. Currently, the Company is ramping operations back up in Mexico while continuing to focus on protecting the health of all of employees by adhering to current health guidelines.
About Keytronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, words such as aims, anticipates, believes, could, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs and other future tense or conditional verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding closure of its Juarez facilities and related matters, actions by and relating to the Mexican government affecting the Company’s manufacturing facilities, its financial condition and results (including regarding third fiscal quarter of 2020 and future periods), and actions of its customers and other third parties. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the impact of continuing and new governmental legislation, regulation and other action, including manufacturing restrictions in Mexico and other countries, tax reform, tariffs and related activities, such as trade negotiations and other risks, including those related to COVID-19 response; the future of the global trade and economic environment and its impact on our customers and suppliers, particularly during the COVID-19 health crisis; the availability of components from the supply chain; the availability of the Company’s manufacturing facilities for production and of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts and needs for our services; development and success of customers’ programs and products; timing and effectiveness of ramping and servicing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.

1